Exhibit 99.3.a
                      [Fidelity Federal Bancorp Letterhead]


_______, 2004



Dear Shareholder,


Fidelity Federal Bancorp intends to engage in a transaction that will result in termination of the registration of our common stock under the federal securities laws. This will eliminate the significant expense required to comply with the reporting and related requirements under these laws. Often referred to as a "going private transaction," the transaction is a reverse split of our common stock whereby each 30,000 shares of our common stock will be converted to one share of our common stock, and holders of fractional shares would be entitled to receive cash in lieu of fractional interests an amount equal to $1.85 per share for each pre-split share that becomes a fractional interest. Shareholders owning less than 30,000 shares will no longer be shareholders of the Company. The $1.85 per share price represents the fair value for a share of our common stock determined by Professional Bank Services, Inc., our financial advisor.

Following the reverse stock split, the Company will effect a 2,500 for 1 forward stock split for those shareholders who, following the reverse stock split, continue to hold at least one whole share of Company common stock.

After careful consideration, the Board of Directors has concluded that the costs associated with being a "public" company are not justified by the benefits. The Board has reviewed the proposed transaction and considered its fairness to unaffiliated stockholders who hold fewer than 30,000 shares as well as those stockholders holding 30,000 or more shares. The Board also received a fairness opinion from its financial advisor with regard to the per share cash amount to be paid to the unaffiliated stockholders. After careful consideration, your Board of Directors believes that transaction is in the best interests of the Company and its stockholders.

Under Indiana law and the Articles of Incorporation of the Company, the Board of Directors of the Company may amend the Company's Articles of Incorporation to conduct both the reverse stock split and the forward stock split without the approval of the shareholders. Therefore, the Company is not seeking shareholder approval for these actions and no vote is sought in connection with these actions. Under Indiana law, shareholders are not entitled to dissenters' rights in connection with this type of going private transaction.

The attached document contains details on the proposed transaction and we urge you to read it very carefully. Thank you for your continued support.


Donald R. Neel
President and Chief Executive Officer

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SUMMARY TERM SHEET.......................................................2
   The Company...........................................................2
   Reverse Stock Split...................................................2
   Forward Stock Split...................................................3
   Effects of Reverse Split..............................................3
   Purposes for the Transaction..........................................3
   Fairness of the Transaction and Fairness Opinion......................4
   Potential Conflicts of Interest.......................................5
   Effect on Market for Shares...........................................6
   Shareholder Approval..................................................6
   No Dissenters' Rights.................................................6
   Stock Certificates....................................................6
   Federal Tax Consequences..............................................6
   Fees and Expenses.....................................................7
   Reservation...........................................................7
SUMMARY FINANCIAL INFORMATION............................................7
   Summary Historical Financial Information..............................7
   Selected Per Share Financial Information..............................9
   Market Prices and Dividend Information................................9
   Summary Pro Forma Financial Information..............................10
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS...............13
SPECIAL FACTORS.........................................................14
   Background...........................................................14
   Going Private Transaction; Effects...................................16
   Purposes of the Transaction..........................................17
   Fairness of the Transaction..........................................19
   Fairness Opinion of Financial Advisor................................21
   Potential Conflicts of Interest......................................30
   Certain Effects of the Transaction...................................33
   Warrants to Purchase Shares of Common Stock..........................34
   Shareholder Approval.................................................35
   Dissenters' Rights...................................................35
   Conduct of Business Following Transaction............................35
   Federal Tax Consequences.............................................35
   Fees and Expenses....................................................36
   Reservation..........................................................37
THE PARTIES.............................................................38
   Fidelity Federal Bancorp.............................................38
   Security Ownership of Management.....................................38
   Officers and Directors...............................................38
   Other Parties........................................................38
   Stock Plans of the Company...........................................38
   Stock Buy Back Program...............................................38
   Transactions.........................................................39
   Significant Corporate Events.........................................40
   Agreements Involving Company Stock...................................40
WHERE YOU CAN FIND MORE INFORMATION.....................................41
DOCUMENTS INCORPORATED BY REFERENCE.....................................42

                               SUMMARY TERM SHEET
                               ------------------

This summary term sheet highlights selected information from this disclosure document about the proposed transaction. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the transaction, you should carefully read this disclosure document and all of its annexes. For your convenience, we have directed your attention to the location in this disclosure document where you can find a more complete discussion of each item listed below.

As used in this disclosure document, "the Company", "we", "ours" and "us" refer to Fidelity Federal Bancorp, and the "transaction" refers to the reverse stock split and the forward stock split, together with the related cash payments to the shareholders in lieu of fractional shares of Company common stock.

The reverse stock split would be considered a "going private" transaction as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934 because it is intended to, and, if completed, will likely terminate the registration of our common stock under Section 12(g) of the Exchange Act and terminate our duty to file periodic reports with the Securities and Exchange Commission ("SEC"). In connection with the reverse stock split, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

The Company
-----------

Fidelity Federal Bancorp, incorporated in 1993 under the laws of the state of Indiana, is a registered savings and loan holding company. The Company has its principal executive offices at 18 N.W. Fourth Street, Evansville, Indiana 47708. The Company's telephone number is (812) 424-0921. The Company's savings bank subsidiary, United Fidelity Bank, fsb ("United") was organized in 1914 and is a federally-chartered stock savings bank located in Evansville, Indiana. See "The Parties -- Fidelity Federal Bancorp". Shares of the common stock of the Company are currently traded on the NASDAQ system under the trading symbol FFED.

Reverse Stock Split
-------------------

The reverse split will provide for the conversion and reclassification of each 30,000 outstanding shares of common stock into one share of common stock in a reverse stock split. In the reverse stock split, the common stockholders will receive one share of common stock for each 30,000 shares they hold immediately prior to the effective date of the reverse stock split, and they will receive cash in lieu of any fractional shares to which they would otherwise be entitled. The cash payment for the common stock will be equal to $1.85 per pre-split share. Please see "Special Factors -- Going Private Transaction; Effects -The Reverse Stock Split" for a more detailed discussion.

Forward Stock Split
-------------------

Following the reverse stock split, the Company will effect a 2,500-for-1 forward stock split for those shareholders who, following the reverse stock split, continue to hold at least one whole share of Company common stock. The primary purpose of the forward stock split is to facilitate liquidity for those persons who remain shareholders following the reverse stock split. See "Special Factors
- Going Private Transaction; Effects - The Forward Stock Split" for a more detailed discussion.

Effects of Reverse Split
------------------------

     o The reverse split would reduce the number of holders of the common stock of the Company to less than 300 and enable the Company to elect to terminate the registration of its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934.

     o As a result of the transaction, the common stock will no longer be listed or traded on the NASDAQ system and it is expected that any trading in the Company's common stock will occur only in privately negotiated sales. The Company currently anticipates that it will use its best efforts to cause its common stock to be listed on the OTC Bulletin Board, although there can be no assurance that it will do so.

     o Going private will significantly change the public disclosures of the Company.

Purposes for the Transaction

The principal purposes of, and our reasons for, effecting the reverse stock split are:

     o to reduce the number of our stockholders of record to fewer then 300, which will enable us to terminate the registration of our common stock under the Exchange Act. This will mean that our duty to file periodic reports with the SEC will be terminated, and we will no longer be classified as an SEC reporting company;

     o the cost savings of approximately $290,000 per year that we expect to realize in the future as a result of the deregistration of our common stock, along with not having to comply with most of the provisions of the Sarbanes-Oxley Act of 2002;

     o management's belief that it is necessary to realize every opportunity to reduce overhead and focus our resources on achieving maximum profitability and value of our stock;

     o the additional savings in terms of management's and employees' time that will no longer be spent preparing the periodic reports required of publicly-traded companies under the Exchange Act and managing stockholder relations and communications; and

     o the fact that we have not realized many of the benefits normally presumed to result from being a publicly traded company (such as the development or existence of an active trading market for and liquidity of our common stock, enhanced corporate image, and the ability to use Company stock to attract, retain and incentivize employees) to the very limited liquidity of our common stock.

See "Special Factors -Purposes of the Transaction".

Fairness of the Transaction and Fairness Opinion
------------------------------------------------

The Board of Directors of the Company believes that the transaction is fair from a financial point of view to the unaffiliated shareholders of the Company. The Company has received a fairness opinion from Professional Bank Services, Inc. ("PBS"), its financial adviser, that the cash consideration to be received by the shareholders who are paid cash for their fractional shares of Company common stock following the reverse stock split and following the forward stock split is fair to such shareholders as well as the remaining unaffiliated shareholders from a financial point of view. The fairness opinion is attached as Annex A to this disclosure document and we encourage you to read the opinion carefully in its entirety.

PBS was engaged by the Company pursuant to an engagement letter (the "Engagement Letter"), dated August 24, 2004, to advise the Company's Board of Directors as to the fair cash value for the Company's common stock relative to the transaction and to provide an opinion to the Company as to the fairness of the consideration, from a financial perspective, to be paid to those shareholders receiving cash in the proposed 1 for 30,000 share reverse stock split and going private transaction and to those remaining unaffiliated shareholders.

For three years prior to the engagement of PBS by the Company for the purposes described above, PBS has performed a quarterly loan review for the Company's wholly-owned subsidiary United Fidelity Bank, fsb. The fees paid to PBS for such loan review have not exceeded $45,000 in any year. Otherwise, neither the Company nor any of its affiliates had any material relationship with PBS prior to the Engagement Letter, nor, to the knowledge of the Company is any other relationship with PBS contemplated by the Company or any of its affiliates. Under the terms of the Engagement Letter, the Company agreed to pay PBS based upon PBS' customary hourly rates, an amount not to exceed $10,000.

The 1 for 30,000 reverse stock split ratio was selected by the Board of Directors of the Company by calculating the highest ratio that could be used to reduce the Company's shareholders to less than 300. The Board of Directors believes that in order to maximize the cost savings value of the transaction to the Company, the ratio selected should be as high as possible, while still ensuring that the Company will be able to achieve its stated purpose of the transaction.

The Company has not asked the shareholders to vote on the transaction. Under Indiana law, the Board of Directors of the Company may amend the Articles of Incorporation of the Company to effect both the reverse stock split and the forward stock split without the approval of the shareholders. Because of such specific authorization in the Indiana Code, the Board of Directors does not believe that the lack of a vote affects the fairness of the transaction to either the shareholders who are cashed out following the reverse stock split or who remain as unaffiliated shareholders.

See "Special Factors -- Fairness of the Transaction" and "Special Factors -- Fairness Opinion". The full text of the Fairness Opinion of PBS is available for inspection and copying at the principal executive offices of the Company at 18 NW Fourth Street, Evansville, Indiana 47708 during regular business hours by any shareholder of the Company or any representative of any such shareholder who has been so designated in writing.

Potential Conflicts of Interest
-------------------------------

The executive officers and Directors of the Company as well as certain other persons may have interests in the transaction that are different from your interest as a shareholder, or relationships that may present conflicts of interest, including the following:

o following the reverse stock split, the executive officers and Directors of the Company will own approximately 78.48% of the outstanding shares of the Company stock, which represents an increase of 6.91% from the approximate 71.57% which they held as of December 31, 2004;

o each of the Directors and all of the executive officers of the Company hold options to purchase the common stock of the Company which will, if unexercised, continue to be outstanding following the going private transaction, subject to adjustment;

o if, following the reverse stock split, the Directors and executive officers of the Company were to exercise all of their currently outstanding options to acquire Company stock, they would hold approximately 79.76% of the then outstanding common stock of the Company;

o as a result of the transaction, those shareholders who own 30,000 or more shares of common stock of the Company at the effective time of the amendment to the Articles of Incorporation effecting the reverse stock split, including certain of the Directors and executive officers of the Company, will increase their percentage ownership interest as a result of the transaction; and

o Bruce A. Cordingley, Gerald K. Pedigo and Phillip J. Stoffregen and certain entities which they are affiliated with, namely Pedcor Financial, LLC and Pedcor Bancorp own 8,165,230 shares, or approximately 71.32%, on a fully diluted basis, of the common stock of the Company.

See "Special Factors -- Potential Conflicts of Interest"; "Special Factors -- Employee Stock Options" and "The Parties -- Security Ownership of Management" and "The Parties - Other Persons".

Effect on Market for Shares
---------------------------

The common stock of the Company is currently traded on the NASDAQ system. We anticipate that following the transaction the common stock will be delisted from the NASDAQ system. This delisting, together with the reduction in public information concerning the Company as a result of its no longer being required to file reports under the Securities Exchange Act of 1934, will reduce the liquidity of the common stock. The Company currently anticipates that it will use its best efforts to cause its common stock to trade on the OTC Bulletin Board, although there can be no assurance that it will do so. See "Special Factors -- Certain Effects of the Transaction".

Shareholder Approval
--------------------

The shareholders are not being asked to vote in connection with this transaction.

Pursuant to Section 23-1-38-2 of the Indiana Code, shareholder approval is not required for this type of going private transaction or for the amendments to the Articles of Incorporation of the Company and no vote of the shareholders is being sought. See "Special Factors -- Shareholder Approval".

No Dissenters' Rights
---------------------

Under Indiana law, shareholders are not entitled to dissenters' rights in connection with this type of going private transaction. See "Special Factors -- Dissenters' Rights".

Stock Certificates
------------------

You should not send your stock certificates to the Company now. Once the transaction is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

Federal Tax Consequences
------------------------

The Company believes that there will be no material federal tax consequences to you if you continue to be a shareholder of the Company and do not receive cash for fractional shares following the consummation of the transaction. Except for cash received, your basis in the shares you currently hold will carry forward as your basis in the new shares you will receive after the forward stock split.

The Company believes that, if you receive cash in exchange for fractions of shares of common stock following the reverse stock split, the transaction will be treated as a taxable transaction for United States federal income tax purposes. Generally shareholders receiving cash in the transaction will recognize a gain or loss for United States federal income tax purposes based on the difference between the tax basis of the shares of common stock held immediately prior to the effective time of the reverse stock split and $1.85. If shares of the common stock of the Company are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, and will be long-term capital gain or loss if the shareholder's holding period for the shares of common stock exceeds twelve months. Under present law, long-term capital gains recognized by an individual shareholder will generally be taxed at a maximum marginal federal tax rate of 15%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum marginal federal tax rate of 35%. In addition, under present law, the ability to use capital losses to offset ordinary income is generally limited for shareholders that are individuals to the amount of capital gains recognized during a tax year plus $3,000.

Tax matters are complicated and the tax consequences of the merger to each shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the transaction to you. See "Special Factors -- Federal Tax Consequences".

Fees and Expenses
-----------------

The approximately $2.05 million necessary to pay for all of the fractional shares of common stock exchanged for cash in the transaction and the expenses relating to the transaction will come from the working capital of the Company and from the sale of Trust Preferred Securities ("TruPS") on December 16, 2004. The Company realized net proceeds of approximately $2,965,000 from the issuance and sale of TruPS to Citigroup Global Markets, Inc. (the "Citigroup Financing") pursuant to a Purchase Agreement, dated December 2, 2004. The TruPS are guaranteed by the Company. The TruPS are non-voting and not convertible into common shares of the Company. The Company does not have any other plans for financing the transaction. See "Special Factors -- Fees and Expenses".

Reservation
-----------

The Company reserves the right to abandon the transaction any time before the filing of the necessary amendment to the Articles of Incorporation with the Indiana Secretary of State. The Company also reserves the right to abandon or delay the transaction for any reason if the Board of Directors determines that such action would be in the best interest of the Company. The Company may, for example, abandon or delay the transaction if there is a material change in the condition of the Company or if the Board of Directors perceives that there has been a material change in the benefits or risks associated with the transaction. See "Special Factors -- Reservation".


                          SUMMARY FINANCIAL INFORMATION
                          -----------------------------

Summary Historical Financial Information
----------------------------------------

The following summary of historical consolidated financial data was derived from the Company's audited consolidated financial statements as of and for each of the years ended December 31, 2002 and December 31, 2003 and from the Company's unaudited interim consolidated financial statements for the three and nine months ended September 30, 2004. The results of operations for the three and nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year ending December 31, 2004 or any other interim period. This financial information is only a summary and should be read in conjunction with the audited consolidated financial statements of the Company and the other financial information included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, each filed by the Company with the Securities and Exchange Commission ("SEC"), which information is incorporated by reference into this disclosure document. See "Where You Can Find More Information" and "Documents Incorporated by Reference".

             (Dollars in thousands, except share and per share data)

Selected Financial Data      Qtr. End           YTD        December 31,   December 31,   December 31,  December 31,    Six Months
as of:                     September 30,   September 30,       2003           2002           2001          2000      Ended December
                               2004             2004                                                                     31, 1999
Total Assets                                  $201,842       $175,390       $132,290      $159,659       $166,466       $171,457
Interest-bearing deposits                        1,296          1,263          2,369        14,605         14,718         22.911
Investment securities                           62,724         52,208         34,912        18,074         21,001         24,305
available for sale
Loans, net                                     117,102        100,437         73,087       104,432        107,842         96,919
Deposits                                       131,615        120,680        106,791       120,155        126,944        135.016
Borrowings                                      16,317          8,077         10,586        12,317         13,939         14,465
Federal Home Loan Bank                          36,000         31,550          3,000        12,333          9,903          9,039
advances
Stockholders' equity                            16,171         13,367          9,588        11,895          8,775          5,427

Selected Operations Data
for the Year Ended:
Interest income                 $2,189          $6,280         $6,650         $9,034       $11,455        $12,100         $6,019
Interest expense                   998           2,956          3,827          6,022         8,501          8,457          4,268
Net interest income              1,191           3,324          2,823          3,012         2,954          3,643          1,751
Provision for loan losses          134             343             13          (360)         1,349            670          1,345
Net interest  income after
provision for loan losses        1,057           2,981          2,810          3,372         1,605          2,973            406
Non-interest income                579           1,940          3,878          3,507         3,933          1,816          1,001
N on-interest expense            1,523           4,712          6,694          9,927         5,698          7,314          5,148
Income (loss) from
continuing operations              113             209            (6)        (3,048)         (160)        (2,525)        (3,741)
before tax
Income tax expense                  (8)            (87)          (220)          (641)         (384)        (1,369)        (1,671)
(benefit)
Income (loss) from
continuing operations              121             296            214        (2,407)           224        (1,156)        (2,070)


                                       8

Loss from discontinued
operations before tax               --              --             --        (1,537)
Income tax benefit                  --              --             --            451
Loss from discontinued
operations                          --              --             --        (1,988)
Net income (loss)                 $121            $296           $214       $(4,395)          $224       $(1,156)       $(2,070)

Selected Financial Ratios
Return on average assets          0.24            0.20          0.14%        (2.75)%         0.14%        (0.71)%        (2.41)%
Return on stockholders'           3.07            2.65           1.69        (36.82)          2.18        (16.14)        (51.37)
equity
Net Interest margin               2.60            2.52           2.15           2.18          2.03           2.49           2.24
Net interest spread               2.51            2.44           2.11           2.23          2.12           2.33           2.00
Tangible equity to assets                         8.01           6.87           8.52          8.48           8.42           6.78
at year-end
Allowance for loan losses
to loans                                          0.73           0.73           1.13          2.01           1.75           2.04
Allowance for loan losses
to non-performing loans                          86.71          49.33          91.48         55.90         222.27         179.96
Dividend payout ratio              N/A             N/A            N/A            N/A           N/A            N/A            N/A

Selected Per Share Financial Information
----------------------------------------

The following table sets forth selected historical per share financial information for the Company. The information presented below is derived from the consolidated historical financial statements of the Company, including the related notes thereto. You should read this table in conjunction with the audited consolidated financial statements of the Company and the other financial information included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, each filed by the Company with the Securities and Exchange Commission ("SEC"), which information is incorporated by reference into this disclosure document. See "Where You Can Find More Information" and "Documents Incorporated by Reference".

Per Share Data                    YTD        December 31,  December 31,    December 31,   December 31,    Six Months Ended
                              September 30,      2003          2002            2001           2000        December 31 1999
                                 2004
Basic net income  (loss)
from continuing
operations                       $0.03           $0.02        ($0.39)          $0.14        ($0.29)           $ (0.66)
Basic net loss from
discontinued operations                                        (0.32)
Basic net income (loss)           0.03            0.02         (0.71)           0.04         (0.29)             (0.66)
Diluted net income
(loss) from continuing            0.03            0.02         (0.39)           0.04         (0.29)             (0.66)
operations
Diluted net loss from
discontinued operations                                        (0.32)
Diluted net income                0.03            0.02         (0.71)           0.04         (0.29)             (0.66)
(loss)
Cash dividends declared
Book value at year-end                            1.39           1.42           1.99           1.90               1.72
Closing market price
(bid) at year-end                                 1.62           1.47           2.30           1.31               1.25
Number of average
common and common           10,322,140       8,932,084      6,183,269      5,146,726      4,057,168          3,147,662
equivalent

Market Prices and Dividend Information
--------------------------------------

Shares of the common stock of the Company are currently traded on the NASDAQ system under the trading symbol "FFED". The table below sets forth, for the quarters indicated, the high and low bid prices as quoted on the NASDAQ system, based on published financial sources, and the dividends paid. These quotations reflect inter-dealer prices without mark-up, mark-down or commission and may not represent actual transactions.

         Period                        High              Low
         ------                        ----              ---

         2004
         First Quarter                $2.11             $1.55
         Second Quarter                2.05              1.37
         Third Quarter                 1.77              1.41

         2003
         First Quarter                 1.75              1.21
         Second Quarter                1.53              1.12
         Third Quarter                 1.75              1.25
         Fourth Quarter                1.88              1.50

         2002
         First Quarter                 3.15              2.30
         Second Quarter                2.95              2.15
         Third Quarter                 2.50              1.75
         Fourth Quarter                2.15              1.30

The Company has not paid any cash dividends on its common stock in 2004 and did not pay any cash dividends on its common stock in 2003 or 2002. The Company's dividend policy is to pay cash or distribute stock dividends when the Board of Directors deems it to be appropriate, taking into account the Company's operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant. The Company does not anticipate paying any cash dividends in the foreseeable future.

Summary Pro Forma Financial Information
---------------------------------------

The following unaudited pro forma financial data assumes the transaction was completed September 30, 2004. We have included the following selected unaudited pro forma financial data solely for purposes of illustration. The pro forma financial data does not necessarily indicate what the operating results or financial position would have been if the transaction had been completed on September 30, 2004. Furthermore, this data does not necessarily indicate what the future operating results or financial position of the Company will be following the transaction. The unaudited pro forma statement of operations data includes adjustments to reflect assumed cost savings and other operational efficiencies that management expects to realize as a result of the transaction and certain future transaction related expenses. Although management believes the amount of the projected cost savings and other operational efficiencies are reasonable, there can be no assurance that the Company will actually recognize these cost savings and operational efficiencies.

If the transaction had been completed on September 30, 2004, the effects would be as follows:

                    Fidelity Federal Bancorp and Subsidiaries
                       PROFORMA CONSOLIDATED BALANCE SHEET
                        (In thousands, except share date)
                                   (Unaudited)

                                                                September 30,   Proforma
                                                                    2004      September 30,
                                                                                  2004
Assets
Cash and cash equivalents                                            2,278          2,243
Investment securities available for sale                            62,724         62,724
Loans held for sale                                                 10,500         10,500
Loans, net of allowance for loan losses of $783 and $737           106,602        106,602
Federal Home Loan Bank of Indianapolis stock                         3,581          3,581
Premises and equipment, Interest receivable and other assets        16,157         16,157
                                                                  --------       --------

     Total assets                                                  201,842        201,807
                                                                  ========       ========

Liabilities

Deposits                                                           131,615        131,615
Federal funds purchased                                              8,950          8,950
Federal Home Loan Bank advances                                     36,000         36,000
Borrowings                                                           7,367          9,367
Other liabilities                                                    1,739          1,739
                                                                  --------       --------
     Total liabilities                                             185,671        187,671

Stockholders' Equity
Preferred stock, no par or stated value
   Authorized and unissued - 5,000,000 shares
Common stock, $1 stated value
   Authorized - 15,000,000 shares
   Issued and outstanding - 10,999,871 and 825,000 shares           11,000            825
Additional paid-in capital                                          17,728         25,868
Stock warrants                                                         261            261
Retained earnings                                                  (12,643)       (12,643)
Accumulated other comprehensive loss                                  (175)          (175)
                                                                  --------       --------
     Total stockholders' equity                                     16,171         14,136

     Total liabilities and stockholders' equity                    201,842        201,807
                                                                  ========       ========

                    Fidelity Federal Bancorp and Subsidiaries
                     PROFORMA CONSOLIDATED INCOME STATEMENT
                        (In thousands, except share date)
                                   (Unaudited

                                                                             Proforma
                                                      Nine Months Ended  Nine Months Ended
                                                     September 30, 2004  September 30, 2004
--------------------------------------------------------------------------------------------
Interest Income
         Loans receivable                                      4,562             4,562
         Investment securities-taxable                         1,535             1,535
         Other interest income                                   183               183
              Total interest income                            6,280             6,280

Interest Expense
         Deposits                                              1,902             1,902
         Federal funds purchased                                  60                60
         Federal Home Loan Bank advances                         600               600
         Borrowings                                              394               394
                                                         -----------------------------
              Total interest expense                           2,956             2,956
                                                         -----------------------------

Net Interest Income                                            3,324             3,324
         Provision for loan losses                               343               343
                                                         -----------------------------
Net Interest Income After Provision for Loan Losses            2,981             2,981
                                                         -----------------------------

Other Income
         Service charges on deposit accounts                     345               345
         Net gains on loan sales                                 243               243
         Letter of credit fees                                   369               369
         Servicing fees on loans sold                            251               251
         Other income                                            732               732
                                                         -----------------------------
              Total other income                               1,940             1,940
                                                         -----------------------------

Other Expenses
         Salaries and employee benefits                        2,361             2,361
         Net occupancy expenses                                  270               270
         Equipment expenses                                      279               279
         Data processing fees                                    380               380
         Legal and professional fees                             199               103
         Advertising                                             241               241
         Insurance                                               209               173
         Other expense                                           773               733
                                                         -----------------------------
              Total other expenses                             4,712             4,540
                                                         -----------------------------

Income (Loss) Before Income Tax                                  209               382
         Income tax benefit                                      (87)              (22)
                                                         -----------------------------
Net Income (Loss)                                                296               404
                                                         =============================

Basic Earnings (Loss) Per Share                                 0.03              0.04
Diluted Earnings (Loss) Per Share                               0.03              0.04
Average Common and Common Equivalent
       Shares Outstanding                                 10,322,140        10,322,140

                               Fidelity Bancorp
                        Proforma Earning to Fixed Charges

                       Proforma          Actual
                      Nine Months     Nine Months     Year Ended     Year Ended    Year Ended     Year Ended     Year Ended
                         Ended      Ended September  December 31,   December 31,  December 31,   December 31,   December 31,
                     September 30,      30, 2004         2003           2002          2001           2000           1999
                         2004
Earnings to
Fixed Charges           1.13             1.07           1.00           0.49          0.98           0.70           0.12

Income (loss)
before taxes       $     382        $     209       $     (6)      $ (3,048)     $   (160)      $ (2,525)      (3,741)

Fixed Charges
Other Interest         1,054            1,054             941          1,637         2,007          2,015          1,117
Deposit Interest       1,902            1,902           2,886          4,385         6,494          6,442          3,151
                   -----------------------------------------------------------------------------------------------------------
                   $   2,956        $   2,956       $   3,827      $   6,022     $   8,501      $   8,457      $   4,268
                   ===========================================================================================================

                            Fidelity Federal Bancorp
                          Proforma Book Value Per Share

                                                          Proforma
                              September 30, 2004      September 30, 2004
                              --------------------------------------------

Current Equity                   $ 16,171,000           $ 14,136,000
Current Outstanding Shares         10,999,871              9,875,675

Book Value Per Share             $       1.47           $       1.43

Note: The current shares outstanding for the proforma were adjusted for the projected fractional shares only. The current outstanding shares were not adjusted for the splits to assist the reader for comparison purposes.


                         CAUTIONARY STATEMENT REGARDING
                         ------------------------------
                           FORWARD LOOKING STATEMENTS
                           --------------------------

This document contains certain statements that are forward-looking statements. Those statements may include statements regarding the intent, belief or current expectations of the Company or its officers with respect to (i) the Company's strategic plans and ability to benefit from this transaction, (ii) the policies of the Company regarding capital expenditures, dividends, financing and other matters, (iii) industry trends affecting the Company's financial condition or results of operations, (iv) the expenses associated with this transaction, and
(v) the number of shareholders following the transaction. Readers of this document are cautioned that reliance on any forward-looking statement involves risks and uncertainties. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward looking statements contained in this document will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved.


                                 SPECIAL FACTORS
                                 ---------------

Background
----------

The Company has given thorough consideration to whether or not it should engage in a going private transaction and the Board of Directors considered the issue on a variety of occasions. In a meeting on October 22, 2003, upon the suggestion of Donald R. Neel, the Company's Chief Executive Officer, the Board of Directors determined that it should investigate the feasibility and advisability of engaging in a going private transaction. Information on a variety of going private options was distributed to the members of the Board of Directors at the October 23, 2003 meeting. Throughout 2004 the Board continued to discuss the potential benefits and costs of engaging in a going private transaction. Those discussions consistently focused on the cost of being a public filer and the potential savings to the Company if it were to go private. The Board of Directors has discussed the possibility of engaging in a going private transaction at each of the six meeting of the Board of Directors since October 2003.

At each Board meeting during this period, the Board reviewed information provided by the Chief Executive Officer and Chief Financial Officer of the Company, including potential cost savings, analyses of cash pay out required to shareholders, number of shares and shareholders remaining under different split scenarios, and community perception. At the October 20, 2004 meeting, the Board appointed a committee of independent directors to review information presented to date. The committee was charged with reviewing the draft version of the Common Stock Fair Value Appraisal prepared by PBS and making a recommendation to the full Board regarding the feasibility of completing a going-private transaction. The committee was comprised of Barry A. Schnakenburg, Paul E. Becker and Michael A. Elliott, who have each been determined by the Company to be "independent," as that term is defined under the NASDAQ listing standards. "Independent" in this context means that the members of the committee are not officers or employees of the Company or any of its subsidiaries nor do they have any relationship with the Company or any of its subsidiaries, which, in the opinion of the Company's board of directors, would interfere with their exercise of independent judgment in carrying out their responsibilities as directors of the Company.

The Board of Directors considered other methods of going private, such as a sale, merger or tender offer, but determined that the reverse stock split provided the most certainty for the Company in achieving its stated goal relative to the cost required to implement the plan. Ultimately, the Company has decided to engage in a going private transaction for a number of reasons, foremost of which is to reduce the corporate costs associated with being a "reporting company" under the Securities Exchange Act of 1934.

On November 9, 2004, the committee of independent directors discussed the draft version of the Common Stock Fair Value Appraisal with PBS. In that discussion, PBS explained the basis for its conclusion that the transaction was fair to the shareholders who will be cashed out in the reverse stock split and to those who remain as unaffiliated shareholders.

On November 10, 2004, the Board of Directors met to further discuss the Company's various strategic alternatives. At this meeting, the Board reviewed a report prepared by the committee of independent directors recommending that the Company engage in a going private transaction and together with such other information as it deemed relevant and material, determined that it would be in the best interests of the Company and its stockholders to take steps to eliminate the expenses that the Company currently incurs as an SEC reporting company. Professional Bank Service discussed the Common Stock Fair Value Appraisal with the Board of Directors at this meeting.

In making its determination to proceed with the reverse stock split, the Board of Directors considered other going private alternatives as well as remaining an SEC reporting company. As discussed below, the Board rejected the other alternatives to the reverse stock split as well as simply remaining an SEC reporting company. For the reasons discussed below, the Board determined that providing liquidity to some unaffiliated stockholders was fair to all the stockholders considering the benefits to the Company of eliminating the expenses incurred through being an SEC reporting company and relieving management of the time necessary to meet regulatory responsibilities under federal securities laws. The alternatives the Board considered were:

     o Issuer Tender Offer. The Board considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature; thus, the Board was uncertain as to whether this alternative would result in a sufficient number of shares being tendered. Moreover, federal regulations impose rules regarding the treatment of stockholders in a tender offer, including pro-rata acceptance of offers from stockholders, which make it difficult to ensure that we would be able to significantly reduce the number of stockholders of record. As a result, the Board rejected this alternative.

     o Open Market Purchase Program. The Board considered going private by means of an open market purchasing program. The Board rejected an open market purchasing program because it would be highly unlikely that shares of common stock could be acquired by the Company from a sufficient number of holders to accomplish the going private objective in light of the fact that there is no active trading market for our common stock.

     o Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, we would continue to incur the expenses of being an SEC reporting company without, in the opinion of the Board, the commensurate benefits. Thus, the Board considered maintaining the status quo not to be in the best interests of the Company and its stockholders and rejected this alternative.

     o Sale of the Company. The Board did not consider selling the Company to be an appropriate alternative to a going private transaction. The Company has net operating loss carryforwards and tax credit carryforwards resulting in a deferred tax asset of approximately $6.2 million. These carryforwards would be virtually useless to a non-affiliated purchaser, and would be subtracted from equity of $16.2 million to determine by an acquirer to determine a value. Thus, net equity would be approximately $10 million, or approximately 38% less than GAAP equity.

          In addition to financial considerations noted above, the Board, as permitted under Indiana law, considered other factors such as the economic effect that a sale would have on depositors, employees, loan and other customers and creditors and the community in which the Company is located. The Board believes that a going private transaction will reduce the Company's expenses and allow management and the Board to focus its attention on activities which enhance shareholder value.

At the November 10, 2004 meeting, the Board received the advice from legal counsel and management on the various matters discussed. After much discussion, the Board (a) acknowledged the fairness opinion by PBS with respect to the consideration to be paid to stockholders as a result of the reverse stock split, and (b) instructed management to work with legal counsel to prepare the necessary filings and disclosure documents to effect the reverse stock split.

Going Private Transaction; Effects
----------------------------------

The Company intends to engage in a going private transaction which will reduce the number of holders of the common stock, no par value of the Company to less than 300 and enable the Company to elect to terminate the registration of its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934. As of August 31, 2004, there were 10,999,871 shares of the common stock of the Company issued and outstanding, held by approximately 482 shareholders.

As a result of the reverse stock split, the common stock will no longer be eligible for listing and trading on the NASDAQ system. The Company anticipates that it will attempt to cause its common stock to be quoted on the OTC Bulletin Board, although there is no assurance that the Company will cause this to occur. It also is possible that trading in the Company's common stock may only occur in privately negotiated transactions. Following the termination of the registration of the Company's common stock the Company will no longer be subject to certain provisions of the Securities Exchange Act of 1934. In particular, the Company's obligations to publicly file annual and quarterly reports will cease. The rights of the shareholders under Indiana law to receive reports or to inspect and make extracts from the corporate books and records will be unaffected by the transaction.

In order to accomplish the going private transaction, and to reduce the number of shareholders to less than 300, there will be a 1-for-30,000 reverse stock split of the common shares. Those shareholders who, immediately following the reverse stock split, would hold only a fraction of a share of Company common stock will be paid an amount, in cash, equal to $1.85 for each pre-split share and will no longer be shareholders of the Company.

The amendment to the Articles of Incorporation will decrease the authorized capital stock from 15,000,000 shares to 5,000,000 shares. The shares of common stock acquired by the Company as a result of the reverse stock split will be retired, which will reduce the number of outstanding shares.

Following the reverse stock split, the Company will conduct a 2,500 for 1 forward stock split for those shareholders who, immediately following the reverse stock split, continue to hold at least one (1) whole share of Company common stock. The purpose of the forward stock split is to facilitate liquidity for the remaining shareholders.

The officers and directors of the Company at the effective time of the amendment to the Articles of Incorporation effecting the reverse stock split and the forward stock split will continue to serve as the officers and directors of the Company immediately after the transaction is complete.

Because (1) the price to be paid in lieu of fractional shares to holders of fewer than 30,000 shares of common stock will be $1.85 per share, (2) the number of shares of common stock expected to be cashed out as a result of the reverse stock split is estimated to be approximately $2.0 million, (3) the total cost to us, including expenses, of effecting the reverse stock split is expected to be approximately $45,000, and (4) at September 30, 2004, aggregate stockholders' equity in the Company was approximately $16.2 million, or $1.47 per share, we expect that, as a result of the reverse stock split, the book value per share of common stock will be reduced to approximately $1.43 per share (pre-split) on a pro forma basis. However, it is important to note that book value is an accounting methodology based on the historical cost of our assets, and therefore does not necessarily reflect the current value of the Company.

Purposes of the Transaction
---------------------------

         Purposes of Going Private
         -------------------------

The primary purpose of the reverse stock split is to eliminate the expenses and management's time and effort related to our disclosure and reporting requirements under the federal securities laws and related stockholder servicing expense associated with being an SEC reporting company. If approved, the reverse stock split will eliminate the expenses we incur as an SEC reporting company. The reverse stock split also will enable our management and employees to devote more time and effort to improving our operations by eliminating the time spent by them in preparing periodic reports and managing stockholder relations.

Because our common stock is registered under Section 12 of the Exchange Act, we are required to comply with the disclosure and reporting requirements under the Exchange Act, as well as new requirements of the Sarbanes-Oxley Act of 2002. The cost of complying with these requirements is expected to be substantial, representing an estimated annual cost to us in the future of approximately $290,000 per year, including legal and accounting fees, printing, postage, data entry, stock transfer and other administrative expenses. In going private, we expect to save most of those costs. In addition to the direct costs we incur, our management and employees are required to devote substantial time and energy to completing the periodic reports required of publicly-traded companies under the Exchange Act. We believe these obligations have become more burdensome on small SEC reporting companies like ours as a result of the recent enactment of the Sarbanes-Oxley Act of 2002. In going private, we can eliminate many of those indirect costs. Thus, in addition to the approximately $290,000 in annual future direct savings we expect to realize following the reverse stock split, our officers and employees will be able to focus more of their time and effort on improving revenues and efficiencies.

The cost savings figures set forth above are only estimates. The actual savings we realize from going private may be higher or lower than such estimates. Estimates of the annual savings to be realized if the reverse stock split is approved and consummated are based upon (i) the actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements, and (ii) the allocation to each category of management's estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to our publicly reporting company status.

It is important to note that in addition to the annual estimated cost savings referenced above, the consummation of the reverse stock split and subsequent deregistration of our common stock would result in a significant one-time cost savings due to our not being subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act of 2002. Preparing ourselves to be able to comply with Section 404 of the Sarbanes-Oxley Act of 2002 would require significant expenditures during the next fiscal year, including costs related to computer software and hardware and fees to third parties for compliance planning, assessment, documentation and testing. Such costs are expected to exceed $75,000.

We expect the actual cost savings of being a non-reporting private company to be much greater than simply eliminating the estimated historical out-of-pocket costs. As a result of recent corporate governance scandals, the legislative and litigation environment resulting from those scandals, the costs of being an SEC reporting company in general, and the costs of our remaining an SEC reporting company in particular, are expected to continue to increase in the near future. Moreover, new legislation, such as the Sarbanes-Oxley Act of 2002, will likely continue to have the effect of increasing the compliance burdens and potential liabilities of being an SEC reporting company. Any new legislation will likely continue to increase audit fees and other costs of compliance, such as securities counsel fees, increase outside director fees, increase in our director and officer insurance premiums and increase potential liability faced by our officers and directors.

In some instances, management's cost savings expectations were based on information provided or upon verifiable assumptions. For example, our auditors have informed us, informally, that there will be a reduction in auditing fees if we cease to be an SEC reporting company. In addition, the costs associated with retaining legal counsel to assist with complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC and are otherwise not required to comply with the disclosure requirements that apply to publicly reporting companies.

In addition to the expenses mentioned above, the Board of Directors believes the Company receives little, if any, relative benefit from having its common stock registered under the Exchange Act. Such benefits include:

     o The ability to use Company stock to raise capital. Most capital has been raised from insiders, thus minimizing the benefits of having our stock registered on NASDAQ.

     o Public companies often endeavor to use Company stock to attract, retain and incentivize employees. Due to the limited liquidity of our common stock, we have found limited success in using common stock in such a manner.

     o An enhanced company image often accompanies publicly reporting company status. We have determined that due to our size and other factors, we have not enjoyed an appreciable enhancement in Company image as a result of our publicly reporting company status.

We had approximately 482 common stockholders of record as of August 31, 2004. Of the record holders, approximately 458 owned less than 30,000 shares.

In light of the foregoing, the Board of Directors and management believe the benefits associated with maintaining our status as an SEC reporting company are substantially outweighed by the costs, both financial and operational. The Board of Directors believes that it is in the best interests of the Company to eliminate the administrative burden and costs associated with maintaining our status as an SEC reporting company.

         Reasons for the Structure of the Transaction
         --------------------------------------------

The primary purpose of the reverse stock split is to reduce the number of holders of the Company's common stock to less than 300 to enable the Company to elect to terminate the registration of the common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 and become a private company. The Board of Directors believes that a reverse stock split provides the most certainty for the Company in achieving this purpose. The primary purpose of the forward stock split is to establish a range for the stock price attractive to retail investors, thus potentially improving the liquidity of the stock.

Fairness of the Transaction
---------------------------

The Board of Directors of the Company believes that the transaction is fair from a financial point of view to the unaffiliated shareholders of the Company. The Board of Directors has eight members, seven of whom are independent as that term is defined under the NASDAQ listing standards. The transaction was approved unanimously by all of the members the Board of Directors. The Company has also received a fairness opinion from PBS, its financial adviser, that the cash consideration to be received by the shareholders in lieu of fractional shares of stock is fair to such shareholders as well as the remaining unaffiliated shareholders from a financial point of view.

The Board of Directors considered a number of factors in determining the fairness of the transaction prior to its approval of the proposed transaction, including the following:

o Liquidity for Remaining Unaffiliated Shareholders. The Board of Directors recognizes the loss of liquidity and a readily available market for its common stock as one of its greatest concerns for approving the going private transaction. However, the Board of Directors believes that the loss of liquidity is offset by the gain to the Company in decreasing the Company's legal compliance costs and the other benefits of the transaction described herein. The Company currently anticipates that it will use its best efforts to cause its common stock to be listed on the OTC Bulletin Board, although there can be no assurance that it will do so.

o Cashed Out Shareholders. One negative aspect of the transaction is the inability of those shareholders who are cashed out to maintain an interest in the future growth and progress of the Company with current holdings. The Board of Directors believes that this factor is outweighed by the ability of any shareholder who wishes to remain a shareholder to increase its holdings in the Company to at least 30,000 shares of Company common stock prior to the transaction by purchasing shares on the open market or otherwise acquiring additional shares of common stock prior to the effective date of the reverse stock split.

o Significant Savings to the Company Will Benefit the Company and Remaining Unaffiliated Shareholders. Following the transaction, the Board of Directors believes that the Company and its remaining unaffiliated shareholders will benefit from the savings in direct and indirect operating costs to the Company resulting from the Company no longer being a public company.

o Fairness of Price. The Board of Directors believes that the price received by the shareholders in lieu of fractional shares of common stock is fair from a financial point of view to the unaffiliated shareholders of the Company. The Board of Directors considered a number of factors in reaching this determination. In particular, the Board considered current market price, historical market price, and the various valuation methodologies provided by PBS, as described below, including the net book value, going concern value, liquidation value, purchase prices paid in prior purchases. The Board of Directors and PBS also considered the effect of the termination of the Supervisory Agreement with the Office of Thrift Supervision on the fairness of the Transaction.

o No Shareholder Vote. Under Indiana law, the Board of Directors of the Company may amend the Articles of Incorporation of the Company to effect both the reverse stock split and the forward stock split without the approval of the shareholders. Because of such specific authorization in the Indiana Code, the Board of Directors does not believe that the lack of a vote affects the fairness of the transaction to either the shareholders who are cashed out or who remain as unaffiliated shareholders. Accordingly, the Company has not asked the shareholders to vote on the transaction. Furthermore, any shareholder who wishes to remain a shareholder of the Company following the reverse stock split may increase their holdings of Company common stock to at least 30,000 shares prior to the effective time of the reverse stock split. Alternatively, any shareholder who wishes not to remain a shareholder following the reverse stock split may decrease their holdings of Company common stock to less than 30,000 shares prior to the effective time of the reverse stock split.

o Fairness Opinion. The Board of Directors considered the various valuation methodologies provided by PBS, its financial advisor, when determining the price to be paid in the transaction. Furthermore, PBS has delivered a fairness opinion to the Board of Directors in which it concurs that $1.85 is fair to unaffiliated shareholders receiving cash consideration as well as the remaining unaffiliated shareholders from a financial point of view. See "Special Factors -- Fairness Opinion of Financial Advisor".

o No Unaffiliated Representative. No unaffiliated representative was retained to act solely on behalf of the unaffiliated shareholders, although PBS, an entity not affiliated with the Company, has been retained to issue an opinion on the fairness of the transaction from a financial point of view to those shareholders who are cashed out and who remain as unaffiliated shareholders following the reverse stock split. See "Special Factors - Fairness Opinion of Financial Advisor".

o Determination of Reverse Split Ratio. The Board of Directors of the Company selected the 1 for 30,000 ratio for the reverse stock split by calculating the highest ratio that could be used to reliably reduce the shareholders to less than 300. The Board of Directors of the Company believes that in order to maximize the cost savings value of the transaction to the Company, the ratio should be as high as possible, while still ensuring that the Company would be able to achieve the stated purposes of the transaction. Based upon the information presented to the Board of Directors by management of the Company, the Board of Directors determined that a ratio of 1 for 30,000 is the highest ratio which allows the Company to reasonably believe that the reverse stock split will result in the Company having fewer than 300 shareholders.

After considering all of these factors, the Board of Directors believes that the transaction and the process by which the transaction was approved are fair to those shareholders receiving cash consideration as well as the remaining unaffiliated shareholders.

Fairness Opinion of Financial Advisor
-------------------------------------

PBS was engaged by the Company pursuant to an engagement letter dated August 24, 2004, to advise the Company's Board of Directors as to the fair cash value for the Company's common stock relative to the transaction. The board engaged PBS based upon its general reputation in the industry. PBS' engagement also required it to provide an opinion to the Company as to the fairness of the consideration, from a financial perspective, to be paid to those common shareholders receiving cash in the proposed 1 for 30,000 share reverse stock split and going private transaction and to those remaining unaffiliated shareholders. The scope of PBS' authority was unlimited in this regard. The Company did not impose any limitation on PBS in its determination of the fair cash value for the Company's common stock relative to the transaction or its formulation of an opinion with respect to the fairness of the consideration, from a financial perspective, to be paid to those common shareholders receiving cash in the reverse stock and the remaining unaffiliated shareholders.

For three years prior to the engagement of PBS by the Company for the purposes described above, PBS has performed a quarterly loan review for the Company's wholly-owned subsidiary United Fidelity Bank, fsb. The fees paid to PBS for such loan review have not exceeded $45,000 in any year. Otherwise, neither the Company nor any of its affiliates had any material relationship with PBS prior to the Engagement Letter, nor, to the knowledge of the Company is any other relationship with PBS contemplated by the Company or any of its affiliates. Under the terms of the Engagement Letter, the Company agreed to pay PBS based upon PBS' customary hourly rates, an amount not to exceed $10,000.

Under the terms of the proposed Going Private Transaction, Company common shareholders owning less than 30,000 Company common shares will receive fair value in cash in exchange for their shares of Company common stock. In the proposed Going Private Transaction, the Company will pay $1.85 per Company share to those shareholders owning less than 30,000 Company shares. The full text of the fairness opinion is attached as Annex A hereto.

PBS, Inc. is a bank consulting firm with offices located throughout the United States. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution corporate transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in the Company. PBS was selected to advise the Company's Board of Directors based upon its familiarity with Indiana financial institutions and knowledge of the banking industry as a whole.

PBS performed certain analyses described herein and presented the range of values for the Company, resulting from such analyses, to the Board of Directors of the Company in connection with its advice as to the fairness of the consideration to be paid.

A Common Stock Fair Value Appraisal prepared by PBS was delivered to the Board of Directors of the Company prior to its November 9, 2004 meeting. The full text of the Fairness Opinion is attached as Annex A to this Disclosure Document and we encourage you to read the opinion in its entirety. The full text of the Fairness Opinion and the Common Stock Fair Value Appraisal is available for inspection and copying at the principal executive offices of the Company at 18 NW Fourth Street, Evansville, Indiana 47708 during the regular business hours of the Company by any interested shareholder of the Company or any representative of any such shareholder who has been so designated in writing.

In arriving at its fairness opinion, PBS reviewed certain publicly available business and financial information relating to the Company. PBS considered certain financial and stock market data of the Company and compared that data with similar data for certain other publicly-held thrift holding companies. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of the Company.

In arriving at its fairness opinion, PBS reviewed and analyzed the historical performance of the Company and its wholly owned subsidiary United Fidelity Bank, FSB, Evansville, Indiana (the "Thrift"), including among other things: (i) Audited consolidated financial statements for the Company for the years ending December 31, 2001, 2002 and 2003; (ii) all Forms 10-Q, 10-K and 8-K and other reports for 2003 and year to date 2004 filed by the Company with the Securities and Exchange Commission (the "SEC"); (iii) September 30, 2004 internal Company consolidated financial statements; (iv) the 2003 Strategic Plan of the Company's wholly owned subsidiary United Fidelity Bank, FSB (the "Thrift"); (v) the Thrift's 2004 budget; (vi) various most recent month end internal asset quality reports, loan production reports, cash flow and Board of Directors earnings reports and funding and interest rate sensitivity reports of the Company and the Thrift; and (vii) the historical common stock trading activity of the Company.

PBS reviewed statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of the opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other transactions, and its knowledge of the banking industry generally.

In connection with rendering the fairness opinion and preparing its written and oral presentation to the Company's Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. This summary does not purport to be a complete description of the analyses performed by PBS in this regard. A complete description of the analyses performed by PBS is contained in the Common Stock Fair Value Appraisal. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the Company's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

The material assumptions made by PBS regarding the industry, performance, macro and micro business and economic conditions, and the Company's business prospects include the following:

     o The macro economy will remain in a prolonged state of slow economic growth.

     o Investment returns in the US financial markets will remain similar to current levels.

     o Macro US interest rates and the shape of the yield curve will remain similar to current levels.

     o Due to stock market volatility, macro deposit growth will remain similar to that experienced over the 2003 to 2004 period. This trend is expected to continue into the foreseeable future.

     o Due to a lack of significant industry deposit growth and increasing competition between financial institutions, it is becoming increasingly difficult for financial institutions to generate true excess economic returns.

     o The Company has been unable to execute a consistent and profitable business plan.

     o The Company has been unable to achieve the core deposit and asset base necessary to reach high levels of profitability.

     o Given the Company's historical low level of profitability and troubled operating history the potential benefit of being a public company is somewhat mitigated.

     o In addition, the Company is approximately 68% majority owned by a group of controlling shareholders who have indicated they would not support a proposal to sell the Company. This large controlling ownership interest also reduces the float and investor interest in the Company's common stock.

     o The cost burdens of remaining a registered company are significant and are expected to continue to escalate.

     o The potential cost savings from de-registering the Company's common shares will significantly increase the earnings per share and over time the book value per share and realizable investment value per share to those shareholders which retain their shares in the going private transaction.

As part of forming its opinion as to the cash fair value of the Company's common shares and the fairness of the consideration to be paid from a financial perspective, PBS employed evaluation methodologies and techniques that were deemed appropriate considering the circumstances and purposes of the evaluation. In order to determine the fair value of a common stock in relation to the assets, earnings and equity of a company it requires a comprehensive analysis of the company, its markets, future growth prospects and the micro and macro economic environment in which it operates. The concept of fair value requires explicit utilization and analysis of valuation methods normally considered by analysts and the courts to determine fair value. The Transaction Value Method of valuing a share of common stock is determined by examining a limited number of transactions which are assumed to have occurred at arm's length. The Asset Value Method is based on adjusted value of net assets. The Adjusted Book Value Method evaluates prevailing market conditions for companies by comparing the market price to book value ratios of comparable publicly traded organizations to the subject company. The Investment Value Method relates investor's perception of comparable publicly traded organizations by comparing the market price to earnings per share of these organizations to the subject company. The Earnings Value Method relates value to the earnings capacity of the Company. In addition to the above valuation methodologies among others, PBS also considered control premiums in its determination of fair value.

Transaction Value Method: The Transaction Value represents the price(s) at which shares of common stock in the Company have exchanged hands between a willing buyer and seller. As of November 9, 2004, the Company has 10,999,871 common shares outstanding. As of November 8, 2004 the Company's common shares closed trading on the NASDAQ at $1.71 per share. Over the last thirty business days ending on November 8, 2004, the Company had 98,900 of its common shares trade on NASDAQ with closing prices between $1.43 and $1.95 per common share. Over this period the average and median closing price of the Company's common shares equals $1.59 and $1.57 per common share, respectively. Over the last thirty trading days the Company's average daily trading volume as reported on NASDAQ equals 3,297 shares and the weighted average closing price of the Company's common shares over this period equals $1.61. In addition, the median and average closing price of the Company's common shares since January 1, 2004 equals $1.70 and $1.74, respectively, and the weighted average closing price during this period equals $1.75 per common share. Further, after the close of the market on October 28, 2004, the Company announced the Office of Thrift Supervision ("OTS") had terminated the Supervisory Agreement between the Thrift and the OTS in its entirety. The Company's weighted average closing price since October 28, 2004 equals $1.69 per common share and its median closing price during this timeframe equals $1.70 per common share.

Asset Value Method: PBS analyzed and reviewed the Company's balance sheet data as contained in the Company's internal September 30, 2004 unaudited financial statements and September 30, 2004 form 8-K filed by the Company with the SEC on October 14, 2004 to determine the amount of material adjustments required to the stockholders' equity of the Company based on differences between the market value of the Company's assets and their value reflected on the Company's financial statements. PBS determined that one adjustment was warranted. The only adjustment that PBS deemed warranted was a $4,300,000 downward adjustment for the Company's deferred tax asset related to the Company's net loss carryovers. The adjusted net asset value of the Company was determined to be $1.08 per share.

Adjusted Book Value Method and Investment Value Method: PBS compiled a comparable peer group consisting of all non-mutual holding company thrifts headquartered throughout the United States traded on the NASDAQ, AMEX or NYSE. The selected comparable group consisted of thrifts which were not currently under agreement to be acquired, and had total consolidated total assets between $100 million and $350 million and a last twelve month ("LTM") core return on average assets (ROAA) between 0.0% and 1.0%. In addition, the selected thrifts were not headquartered in the states of California or Florida and for comparability purposes only institutions which like the Company have December fiscal year-ends were included in the peer group (the "Comparable Thrift Group").

Comparable Thrift Group
-----------------------

The following table provides summary analysis of the market price-to-book value per share multiple and price to annualized year-to-date core earnings per share multiple of the Comparable Thrift Group.

                FIDELITY FEDERAL BANCORP COMPARABLE THRIFT GROUP
                            (As of November 8, 2004)

                                                                                          Price/        Price/
     Ticker         Company Name                  City                        State        Book        Core EPS
----------------------------------------------------------------------------------------------------------------
   AABC             Access Anytime Bancorp,       Albuquerque                   NM        1.04 X       16.32 X
                    Inc.
   AMFC             AMB Financial Corp.           Munster                       IN         1.04         15.40
   BRBI             Blue River Bancshares, Inc.   Shelbyville                   IN         1.12         88.00
   ESBK             Elmira Savings Bank, FSB      Elmira                        NY         1.45         13.36
   FBTC             First BancTrust Corporation   Paris                         IL         1.11         26.69
   FFBI             First Federal Bancshares,     Colchester                    IL         1.28         37.13
                    Inc.
   FFHS             First Franklin Corporation    Cincinnati                    OH         1.39         45.23
   GTPS             Great American Bancorp,       Champaign                     IL         1.08         14.83
                    Inc.
   GSLA             GS Financial Corp.            Metairie                      LA         0.74         27.75
   HCFC             Home City Financial           Springfield                   OH         1.05         19.23
                    Corporation
   MCBF             Monarch Community  Bancorp,   Coldwater                     MI         0.90         87.50
                    Inc.
   NEIB             Northeast Indiana Bancorp,    Huntington                    IN         1.19         19.29
                    Inc.
   SSFC             South Street Financial        Albemarle                     NC         1.13         35.96
                    Corp.
   STBI             Sturgis Bancorp, Inc.         Sturgis                       MI         1.41         26.00
   UCBC             Union Community Bancorp       Crawfordsville                IN         1.05         19.85
   WEFC             Wells Financial Corp.         Wells                         MN         1.25         18.17

   Median                                                                                  1.12         22.93

Source: Financial information supplied by SNL Financial L.P. DataSource. Pricing as of November 8, 2004

The application of the above median multiples to the Company's September 30, 2004 book value and annualized year-to-date core earnings per share resulted in a value of $1.65 per common share under the Adjusted Book Value Method and $0.75 per share under the Investment Value Method.

Earnings Value Method: As part of it's analysis to determine the fairness of the proposed going private transaction to those shareholders receiving cash as well as the remaining unaffiliated shareholders from a financial perspective PBS utilized an Earnings Method referenced in its opinion. The model assumes the Company will increase it's earnings over a five year period from $361,000 to $1,497,000 at which time an investor could sell shares at the Comparable Thrift Group current median multiple of core earnings per share of 22.93X. The following table demonstrates the financial projections prepared and utilized by
PBS:

                          5 Year Summary Projected Data

   Year          Assets       Net Income        Dividends         Equity
-------------------------------------------------------------------------
     1          $207,696         $415              $0             $16,586
     2           222,234          556               0              17,142
     3           237,791          832               0              17,974
     4           254,436        1,145               0              19,119
     5           272,247        1,497               0              20,617


                                Financial Ratios

     Year    Return on Assets       Return on Equity       Equity/Assets
------------------------------------------------------------------------
       1           0.20%                   2.50%               7.99%
       2           0.25                    3.24                7.71
       3           0.35                    4.63                7.56
       4           0.45                    5.99                7.51
       5           0.55                    7.26                7.57

PBS compared the resulting per share present value of $1.69 in the Earnings Method to a pro forma present value assuming 1,024,196 common shares were repurchased at a 4.80% cost of funds, which is the Company's current yield on earning assets, and realized cost savings generated from delisting will equal $290,000 per year pre-tax. Assuming an investor could sell Company shares at the same Comparable Thrift Group current median multiple of core earnings per share of 22.93X the resulting pro forma present value of the Company's remaining common shares equaled $2.05 per share. Based on the increase in earnings per share, book value per share over time, and increased present value per share of $2.05, PBS concluded that the going private transaction was fair to the remaining unaffiliated shareholders from a financial perspective.

Acquisition Comparable Method: PBS also considered an Acquisition Comparable Method in its determination as to the fair value of the Company's common shares as well as in forming its opinion as to the fairness of the consideration to be paid in the proposed Going Private Transaction from a financial point of view. None of the transactions analyzed involved a Going Private Transaction similar to the Company's proposed transaction. All acquisition pricing usually contains some element of the synergistic effect of the combination of two companies. PBS is unaware of a method of completely isolating or excluding these effects from the overall price. To somewhat mitigate this concern, all of the acquirers contained in the Acquisition Comparable Group were new holding companies formed by investor groups for the purpose of acquiring the seller. These companies would typically be unable to realize the degree of cost savings and synergies available in most transactions where the acquirer is an existing financial institution. In PBS's opinion, it is the cost savings and synergies in operations that allow acquirers to pay a higher price than would otherwise be possible. In addition, PBS's analysis was limited to bank and thrift acquisition transactions which like the Company's proposed transaction were cash transactions. The analysis was also limited to acquisition transactions announced since June 30, 2001 when transaction accounting rules were changed. In addition, the analysis was further limited to transactions throughout the United States excluding California, Florida and Texas in which the seller's assets were under $500 million (the "Comparable Acquisition Group").

PBS identified fifteen acquisition transactions that were most comparable to the Company's proposed Going Private Transaction. The median multiples of book value and earnings of the comparable acquisition transactions were 1.36 and 17.50, respectively. The application of these multiples to the Company resulted in $2.00 based on the multiple of book value and $0.57 based on the multiple of earnings.

Summary of Methodologies: The following table presents a summary of the previously derived methodologies.

                                    Value Per Share       Multiple of Book
                                -------------------------------------------
Transaction Value                         $1.71                 1.16X
Asset Value Method                         1.08                 0.73
Adjusted Book Value:
     Comparable Thrift Group               1.65                 1.12
Investment Value:
     Comparable Thrift Group               0.75                 0.51
Earnings Value:
     Short Term                            1.69                 1.15
     Long Term                             1.64                 1.12
Acquisition Comparables:
     Multiple of Book Value                2.00                 1.36
     Multiple of Earnings                  0.57                 0.39
Average                                   $1.39                 0.94X
Median                                    $1.65                 1.12X

The average and median of the above values equal $1.39 and $1.65, respectively, including the Asset Value Method and the Acquisition Comparable Method. The Asset Value Method is more of a liquidation value and while considered it was not included in PBS's opinion of value. In addition, due to the Company's poor earnings performance, the values derived utilizing comparative multiples of earnings produced ranges of value which were significantly below the book value or potential liquidation value of the Company, therefore while investors and acquirers will typically price an individual financial institution stock, or a financial institution as a whole, based on earnings and earnings growth potential PBS is of the opinion, and market reality dictates, the value of bank and thrift stocks will not typically decline to significantly below book value or liquidation value unless an institution is in eminent danger of failure.

As previously discussed, all acquisition pricing usually contains some element of the synergistic effect of the combination of two companies. PBS is unaware of a method of completely isolating or excluding these effects from the overall price. These cost savings and synergies in operations allow acquirers to pay a higher price then would otherwise be possible. It is PBS's opinion that the fair value of the Company, without the possibility of recognizing potential cost savings through employee lay-offs, branch closings and savings from consolidation of operations, would be less than the value indicated utilizing the price to book value multiple of the Acquisition Comparable Method.

The values derived from the above market comparable methodologies assumed that the Company's operating attributes equaled the median of the Comparable Thrift Group and would also meet PBS's financial projections. In determining the fair value of the Company's common shares PBS also considered the following factors for difference in operating performance, dividends and other performance characteristics of the Company:

     o Premium to the Comparable Thrift Group Adjusted Book Value for lower capitalization. As of the most recently reported period the median of the Comparable Thrift Group's equity to asset ratio was 10.04% compared to the Company's equity to asset ratio of 8.01%.

     o Discount for financial performance below the Comparable Thrift Group. A discount on the Company's common shares could be justified due to its financial performance when compared to the Comparable Thrift Group. For example, the median core return on average equity for the Comparable Thrift Group year-to-date period equaled 5.18% compared to 2.27% for the Company. In addition, the Company's efficiency ratio over the first nine months of 2004 equals 90.32% which is higher than all the institutions in the Comparable Thrift Group and well above the median efficiency ratio of the Comparable Thrift Group of 75.41%.

     o Discount from the Community Thrift Group for a higher overall risk profile. A discount on the Company's common shares could be justified based on the overall risk characteristics of the Company as compared to the Comparable Thrift Group. In PBS's opinion the Company's overall risk profile is significantly above the Comparable Thrift Group. The Company's increasing reliance on non-core funding, below peer equity to asset ratio, significant exposure to indirect auto loans (which the Company discontinued originating in September 2004) and multi-family letters of credit coupled with a low level of earnings and high efficiency ratio increases the risks associated with the Company and its common stock as compared to the Comparable Thrift Group.

     o Discount from the Community Thrift Group for lack of payment of dividends. The Company currently does not pay cash dividends. On a year to date basis, the median Community Thrift Group dividend payout ratio equaled 50.70%.

Based on the foregoing and all other factors deemed relevant and assuming accuracy and completeness of information provided by the Company, it was PBS's opinion as an independent appraiser that the fair value of the Company's common stock is $1.85 per common share taking into consideration potential control premiums for the Company and without the application of any marketability discounts. In addition, it is PBS's opinion, as investment bankers that the $1.85 per common share to be paid to Company common shareholders owning less than 30,000 Company common shares under the terms of the proposed Going Private Transaction is fair to the those shareholders as well as to the remaining unaffiliated shareholders from a financial perspective.

In forming its opinion as to the fairness of the $1.85 per share cash fair value to be paid to Company shareholders under the terms of the going private transaction, PBS, in addition to the factors described above, recognized the potentially positive impact of the Company's October 28, 2004 announcement of the termination of the Company's Supervisory Agreement with the Office of Thrift Supervision. It is PBS' opinion that the impact of the dissemination of this potentially positive information was absorbed by the markets on October 29, 2004 and November 1, 2004 when 17,600 shares and 20,400 shares, respectively, were reported traded on the NASDAQ. After the announcement of this information the Company's closing stock price increased from $1.50 on October 28, 2004 to $1.70 on November 1, 2004. In considering recent pricing and trading activity in the Company's stock PBS is of the opinion that utilizing any single days trading price or a single trade or a single day's intra-day high or low in a company's stock does not provide an accurate reflection of investor sentiment or true fundamental value or fair value. This is particularly true since the Company has only limited float and analyst coverage on its stock. However in its analysis PBS noted that the Company's November 8, 2004 closing price of $1.71 was above the weighted average closing price of the Company's common stock since it was released from its regulatory order as well as the 30 day and year-to-date median, average and weighted average closing prices. In addition, while the Company experienced a small number of trades in its common stock on November 5, 2004 and November 6, 2004 at prices above the $1.85 per share fair value determined by PBS, PBS is of the opinion that the relatively low trading volume on these days, coupled with the Company's restricted float in its common stock, does not provide an accurate reflection of the fair value of the Company's common shares particularly since the Company's share price declined again on November 8, 2004 to close at $1.71 per share.

The Fairness Opinion is directed only to the question of whether the consideration to be received by the Company's shareholders owning less than 30,000 shares is fair from a financial perspective and does not constitute a recommendation to the Company to effect the transaction. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by the Company

Potential Conflicts of Interest
-------------------------------

The executive officers and Directors of the Company may have interests in the transaction that are different from the interests of the shareholders, or relationships that may present conflicts of interest, including the following:

o following the reverse stock split, the executive officers and Directors of the Company will own approximately 78.48% of the outstanding shares of the Company stock, which represents an increase of 6.91% from the approximate 71.57% which they held as of December 31, 2004;

o each of Directors and all of the executive officers of the Company hold options to purchase the common stock of the Company which will, if unexercised, continue to be outstanding following the going private transaction, subject to adjustment;

o if, following the reverse stock split, the Directors and executive officers of the Company were to exercise all of their currently outstanding options to acquire Company stock, they would hold approximately 79.76% of the then outstanding common stock of the Company;

o the Board of Directors considered the fact that each Director either was a shareholder or an option holder and concluded that such fact alone did not cause any one or more directors not to be a "disinterested director", as that term is defined under Indiana law, and thereby unable to consider and act upon the transaction in the best interests of the Company and its shareholders; and

o as a result of the transaction, those shareholders who own 30,000 or more shares of common stock of the Company at the effective time of the amendment to the Articles of Incorporation effecting the reverse stock split, including the Directors and executive officers of the Company, will increase their percentage ownership interest as a result of the transaction. For example, the ownership percentage of the directors and executive officers as a group will increase from 73.10%, on a fully diluted basis, to approximately 79.76% as a result of the reduction of the number of shares of common stock outstanding by an estimated
1.1 million shares.

Certain entities which are affiliated with Bruce A. Cordingley, Gerald K. Pedigo and Phillip J. Stoffregen, namely Pedcor Financial, LLC and Pedcor Bancorp, own a significant number of the shares of common stock of the Company. Accordingly, they may have an interest in the transaction which differs from that of the other shareholders. A description of Messrs. Cordingley, Pedigo and Stoffregen's ownership interest in each of the entities and the entities' ownership interest in the Company follows:

Mr. Cordingley may be deemed to beneficially own in the aggregate 8,143,830 shares of the common stock of the Company, representing approximately 71.26% of the outstanding shares of common stock. Of such shares, Mr. Cordingley has sole voting and dispositive power with respect to 21,863 shares, and shared voting and dispositive power with respect to 8,143,830 shares as a result of the following relationships:

     o 7,710,682 shares owned by Pedcor Financial, LLC, of which Mr. Cordingley is the President and 31.122% owner; and

     o 386,619 shares and 24,666 shares which Pedcor Financial, LLC and Pedcor Bancorp, respectively, have the right to acquire upon exercise of warrants acquired pursuant to Fidelity Federal Bancorp's 2002 Rights Offering.

The above includes 16,600 shares which Mr. Cordingley has the right to acquire upon exercise of stock options granted under Fidelity Federal Bancorp's 1993 Director's Stock Option Plan.

Mr. Pedigo may be deemed to beneficially own in the aggregate 8,131,767 shares of the common stock of the Company, representing approximately 71.20% of the outstanding shares of common stock. Of such shares, Mr. Pedigo has sole voting and dispositive power with respect to 9,800 shares, and shared voting and dispositive power with respect to 8,131,767 shares as a result of the following relationships:

     o 7,710,682 shares owned by Pedcor Financial, LLC, of which Mr. Pedigo is the Chairman and 31.122% owner; and

     o 386,619 shares and 24,666 shares which Pedcor Financial, LLC and Pedcor Bancorp, respectively, have the right to acquire upon exercise of warrants acquired pursuant to Fidelity Federal Bancorp's 2002 Rights Offering.

The above includes 9,800 shares which Mr. Pedigo has the right to acquire upon exercise of stock options granted under Fidelity Federal Bancorp's 1993 Director's Stock Option Plan.

Mr. Stoffregen may be deemed to beneficially own in the aggregate 8,133,567 shares of the common stock of the Company, representing approximately 71.20% of the outstanding shares of common stock. Of such shares, Mr. Stoffregen has sole voting and dispositive power with respect to 11,600 shares, and shared voting and dispositive power with respect to 8,133,567 shares as a result of the following relationships:

     o 7,710,682 shares owned by Pedcor Financial, LLC, of which Mr. Stoffregen is the Executive Vice President and 31.122% owner; and

     o 386,619 shares and 24,666 shares which Pedcor Financial, LLC and Pedcor Bancorp, respectively, have the right to acquire upon exercise of warrants acquired pursuant to Fidelity Federal Bancorp's 2002 Rights Offering.

The above includes 11,600 shares which Mr. Stoffregen has the right to acquire upon exercise of stock options granted under Fidelity Federal Bancorp's 1993 Director's Stock Option Plan.

Pedcor Financial, LLC may be deemed to beneficially own in the aggregate 8,097,301 shares of the common stock of the Company, representing approximately 71.11% of the outstanding shares of common stock. Of such shares, Pedcor Financial, LLC has sole voting and dispositive power with respect to all of such shares, and shared voting and dispositive power with respect to none of such shares.

The above includes 386,619 shares which Pedcor Financial, LLC has the right to acquire upon exercise of warrants acquired pursuant to Fidelity Federal Bancorp's 2002 Rights Offering.

Pedcor Bancorp may be deemed to beneficially own in the aggregate 24,666 shares of the common stock of the Company, representing approximately .22% of the outstanding shares of common stock. Of such shares, Pedcor Bancorp has sole voting and dispositive power with respect to all of such shares, and shared voting and dispositive power with respect to none of such shares.

The above includes 24,666 shares which Pedcor Bancorp has the right to acquire upon exercise of warrants acquired pursuant to Fidelity Federal Bancorp's 2002 Rights Offering.

Certain Effects of the Transaction
----------------------------------

         Impact on the Company
         ---------------------

Following the transaction the Company will have less than 300 shareholders and will terminate the registration of its common stock and become a private company. The Company will no longer be public, and will no longer be subject to the reporting requirements of the Securities Exchange Act of 1934. Going private will significantly change the public disclosures of the Company pursuant to the Securities Exchange Act of 1934. The Company anticipates that following the transaction it will continue to operate as it has done prior to the transaction. The same officers and directors will continue in their roles as officers and directors, and the Company does not anticipate any significant corporate events in the near future. The Company anticipates that it will realize significant direct and indirect lost savings as a result of going private.

Management estimates that this transaction will result in the retirement of approximately 1.1 million shares at a cost of $1.85 per share, based upon 10,999,871 shares outstanding immediately prior to the transaction. Including expenses for the transaction, the Company estimates that the total cost of the transaction to the Company will be approximately $2.08 million. The Company's shareholders' equity and cash balance will be reduced accordingly.

         Impact on Shareholders
         ----------------------

Shareholders holding less than 30,000 shares of common stock immediately prior to the effective time of the reverse stock split will cease to be shareholders of the Company. They will lose all rights associated with being a shareholder of the Company, such as the rights to attend and vote at shareholder meetings and receive dividends and distributions. These shareholders will be paid, in cash, an amount equal to $1.85 for each pre-split share resulting in a fractional share. Such shareholders will be liable for any applicable taxes, but will not be required to pay brokerage fees. The Company will send a transmittal letter explaining to such shareholders how they can surrender their share certificates in exchange for cash payment.

Shareholders holding 30,000 or more shares of common stock immediately prior to the effective time of the reverse stock split will continue to be shareholders of the Company, but may receive cash in lieu of amounts held in excess of 30,000 shares, but less than 60,000 shares.

Shareholders who continue to be shareholders of the Company after the transaction will:

o experience reduced liquidity of their shares of common stock. The common stock will no longer be traded on the NASDAQ system and it is expected that any trading in the Company's common stock will occur only in privately negotiated transactions or on the OTC Bulletin Board; and

o not receive or have access to Company financial and other business information as they would if the Company were a public reporting company, although such shareholders will continue to have rights to receive certain records, financial and other information of the Company under Indiana law.

         Effect on Market for Shares
         ---------------------------

The common stock of the Company is currently traded on the NASDAQ system. We anticipate that following the transaction the Company's common stock will be delisted from the NASDAQ system. This delisting, together with the reduction in public information concerning the Company as a result of its no longer being required to file reports under the Securities Exchange Act of 1934, will reduce the liquidity of the Company common stock. It is expected that any trading in the common stock of the Company after the transaction may only occur in privately negotiated sales. The Company currently anticipates that it will use its best efforts to cause its common stock to be listed on the OTC Bulletin Board, although there can be no assurance that it will do so.

         Employee and Director Stock Options
         -----------------------------------

The outstanding options to acquire shares of common stock of the Company held by employees and Directors of the Company will continue to be outstanding after the transaction. As of August 31, 2004, there were options outstanding to purchase 374,496 shares of the common stock of the Company. The options were granted to directors and employees of the Company as incentive compensation for services to the Company. Of those options, the Company expects 339,696 to be vested and exercisable as of the date of the transaction. Holders of options not exercised prior to the effective time of the amendment to the Articles of Incorporation effecting the reverse stock split will hold stock options in the Company as a private company with limited liquidity. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but we will not issue fractional shares upon exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock as of the date of exercise as determined by the Board of Directors, multiplied by the fraction of a share represented by the option. Because any whole shares issued upon the exercise of options will not be registered under the Securities Act, optionees will be required to acquire such shares for investment purposes. They will benefit from any future appreciation in the value of the Company after the transaction and will assume the risk of any future downturns in the business of the Company after the transaction.

Warrants to Purchase Shares of Common Stock
-------------------------------------------

The outstanding warrants to acquire shares of common stock of the Company will continue to be outstanding after the transaction. As of August 31, 2004, there were warrants outstanding to purchase 527,753 shares of the common stock of the Company. When existing warrants are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but we will not issue fractional shares upon exercise of a warrant. Instead, we will pay the holder of the warrant cash for any fractional shares in an amount equal to the difference between the exercise price of the warrant and the fair market value per share of the common stock as of the date of exercise as determined by the Board of Directors, multiplied by the fraction of a share represented by the warrant. Because any whole shares issued upon the exercise of warrants will not be registered under the Securities Act, holders of warrants will be required to acquire such shares for investment purposes.

Shareholder Approval
--------------------

Pursuant to Section 23-1-38-2 of the Indiana Code, shareholder approval is not required for this type of going private transaction or for the amendments to the Articles of Incorporation of the Company and no vote of the shareholders is being sought.

Dissenters' Rights
------------------

Under Indiana law, shareholders are not entitled to dissenters' rights in connection with this type of going private transaction. No provisions have been made to grant shareholders access to counsel or appraisal services at the expense of the Company.

Conduct of Business Following Transaction
-----------------------------------------

The primary purpose of the transaction is to reduce the number of shareholders to less than 300 to enable the Company to elect to terminate the registration of its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 and become a private company. Following the deregistration, the common stock will no longer be quoted on the NASDAQ system and it is expected that any trading in the Company's common stock will occur only in privately negotiated transactions. Furthermore, the transaction and deregistration would result in the Company no longer filing reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The Company anticipates no other material changes in the management or corporate structure of the Company.

Other than as described in this document, neither the Company nor its management has any plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

Federal Tax Consequences
------------------------

The following is a discussion of certain of the material United States federal income tax consequences of the transaction to the shareholders of the Company who are citizens or residents of the United States or that are domestic corporations. The discussion below is for general information only and does not address all aspects of federal income taxation that may affect particular shareholders in light of their particular circumstances, that are generally assumed to be known by investors or that may affect shareholders subject to special treatment under federal income tax laws. The following discussion assumes that shares of the common stock of the Company are held as capital assets. In addition, no information is provided in this document with respect to the tax consequences of the transaction under foreign, state or local laws.

The Company believes that there will be no material federal tax consequences for those shareholders who continue to be shareholders of the Company following the consummation of the transaction except for amounts received for fractional shares. Their basis in their current shares (except for post-split fractional shares) should carry forward as their basis in the new shares they will receive after the forward stock split.

The Company believes that, for those shareholders who receive cash in exchange for fractions of shares of common stock following the reverse stock split, the transaction will be treated as a taxable transaction for federal income tax purposes. Generally shareholders receiving cash in the transaction will recognize a gain or loss for federal income tax purposes based on the difference between the cost basis of such shareholder in the shares of common stock held immediately prior to the effective time of the reverse stock split and the total amount received for the shares of common stock. If shares of the common stock of the Company are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, and will be long-term capital gain or loss if the shareholder's holding period for the shares of common stock exceeds twelve months. Under present law, long-term capital gains recognized by an individual shareholder generally will be taxed at a maximum marginal federal tax rate of 15%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum marginal federal tax rate of 35%. In addition, under present law, the ability to use capital losses to offset ordinary income is generally limited for shareholders that are individuals to the amount of capital gains recognized during a tax year plus $3,000.

Tax matters are complicated and the tax consequences of the transaction to each shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the transaction to you. The foregoing summary of material federal income tax consequences of the transaction to shareholders of the Company is based upon the Internal Revenue Code, applicable Treasury Regulations thereunder, rulings and pronouncements of the Internal Revenue Service and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect such shareholders and could affect the continuing validity of this summary. This summary does not purport to discuss all aspects of United States federal income taxation that may be relevant to each shareholder in light of their specific circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions and tax-exempt organizations). No ruling from the IRS has been obtained (or will be sought) as to the United States federal income tax consequences of the transaction.

Fees and Expenses
-----------------

Management estimates approximately $2.0 million will be required to pay for the fractional shares of the common stock exchanged for cash in the transaction. It is expected that the actual amount paid to acquire the fractional shares will differ from this estimated amount due to daily changes in the number of the Company's shareholders who hold less than 30,000 shares of common stock. In addition, expenses are projected to amount to $45,000 as follows: $25,000 for legal fees; $10,000 for financial advisor fees; and $10,000 for accounting, printing, mailing, stock transfer and other miscellaneous costs.

The approximately $2.05 million necessary to pay for all of the fractional shares of common stock exchanged for cash in the transaction and the expenses relating to the transaction will come from the working capital of the Company and from the sale of Trust Preferred Securities ("TruPS") on December 16, 2004. The Company realized net proceeds of approximately $2,965,000 from the issuance and sale of TruPS to Citigroup Global Markets, Inc. (the "Citigroup Financing") pursuant to a Purchase Agreement, dated December 2, 2004. The Company understands that the Citigroup Global Markets, Inc., as the initial purchaser, intends to transfer the TruPS to a pooled trust preferred entity or to such other purchaser as it determines. In this regard, however, Citigroup Global Markets, Inc., as the initial purchaser, represented in the Purchase Agreement that it was aware that the TruPS had not and will not be registered under the Securities Act of 1933 (the "Securities Act") and may not be offered or sold in the United States of America or to certain U.S. persons except in accordance with the provisions of Rule 903 under Regulation S under the Securities Act or pursuant to an exemptions from the registration requirements of the Securities Act. The Company does not currently have any other plans for financing the transaction.

TruPS are hybrid securities, which may be considered equity for regulatory purposes and debt for tax purposes. TruPS are accounted for on the Company's balance sheet as long-term debt obligations. To issue the TruPS, the Company formed a special purpose trust, Fidelity Federal Bancorp Statutory Trust I-2004 (the "Trust"). The Trust then issued and sold 3,000 of Floating Rate TruPS, having a liquidation amount of $1,000 per capital security (the "Capital Securities") and bearing a per annum rate of interest, reset quarterly, equal to LIBOR plus 2.25%.

The Trust used the entire proceeds from the sale of the TruPS and the entire proceeds of the sale of its initial equity from the Company to purchase $3,093,000 in principal amount of Floating Rate Junior Subordinated Debt Securities of the Company (the "Subordinated Debt Securities"). The Subordinated Debt Securities were issued pursuant to an Indenture dated December 16, 2004 between the Company and Wells Fargo Bank, National Association, as trustee. The Subordinated Debt Securities are the sole asset of the Trust. The Subordinated Debt Securities have an interest rate, and the dividend payment which mirror the current rate of the TruPS. The Subordinated Debt Securities have a maturity of 30 years and are due in 2034, but are redeemable by the Company after 5 years. The TruPS are guaranteed by the Company. The TruPS are non-voting and not convertible into common shares of the Company.

Reservation
-----------

The Company reserves the right to abandon the transaction at any time before the filing of the necessary amendments to the Articles of Incorporation effecting the reverse stock split with the Indiana Secretary of State if the Board of Directors determines that such action is in the best interest of the Company. The Company may, for example, abandon or delay the transaction if there is a material change in the condition of the Company or if the Board of Directors perceives that there has been a material change in the benefits or risks associated with the transaction.


                                   THE PARTIES
                                   -----------

Fidelity Federal Bancorp
------------------------

"Item 1. Business" of the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed by the Company with the SEC is hereby incorporated by reference.

Security Ownership of Management
--------------------------------

The section captioned "Security by Ownership of Management" of the Proxy Statement filed by the Company with the SEC on March 29, 2004 (the "2004 Proxy Statement") is hereby incorporated by reference.

Officers and Directors
----------------------

The section of the 2004 Proxy Statement captioned "Information Concerning Nominees, Directors and Executive Officers" is hereby incorporated by reference.

Other Parties
-------------

Pedcor Financial, LLC (f/k/a Pedcor Holdings, LLC), organized March 28, 2000, an Indiana limited liability company, is a registered thrift holding company under Federal banking laws. Its principal business address and business telephone number is One Pedcor Square, 770 3rd Avenue SW, Carmel, Indiana 46032, (317) 587-0320. The executive officers, directors and principal owners of Pedcor Financial, LLC are Bruce A. Cordingley, Gerald K. Pedigo and Phillip J. Stoffregen.

Pedcor Bancorp, incorporated February 15, 1996, an Indiana corporation, is a registered bank holding company under Federal banking laws. Its principal business address and business telephone number is One Pedcor Square, 770 3rd Avenue SW, Carmel, Indiana 46032, (317) 587-0320. The executive officers, directors and principal owners of Pedcor Bancorp are Bruce A. Cordingley, Gerald
K. Pedigo and Phillip J. Stoffregen.

Stock Plans of the Company
--------------------------

The sections of the Company's Proxy Statement, dated March 29, 2004, filed by the Company with the SEC, captioned "1993 Directors' Stock Option Plan" and "1995 Key Employees' Stock Option Plan" are hereby incorporated by reference.

Stock Buy Back Program
----------------------

The Company has not purchased any shares of the Company's common stock during the last three years.

Transactions
------------

The following briefly describes the nature and approximate dollar amount of certain transactions that occurred during the past two years between the Company or its affiliates and other persons which are deemed to be affiliates of the Company. Messrs. Cordingley, Pedigo and Stoffregen are affiliated with and control Pedcor Financial, LLC and Pedcor Bancorp.

     o The information set forth in the Proxy Statement of the Company filed with the SEC on April 1, 2003 and in the 2004 Proxy Statement under the caption "Certain Transactions and Other Matters between Management and Fidelity" is incorporated herein by reference.

     o On December 17, 2004, Barry A Schnakenburg and certain entities which Mr. Schnakenburg is affiliated with sold an aggregate amount of 207,000 shares of common stock of the Company to Pedcor Financial, LLC at the price of $1.85 per share, which is an aggregate amount of approximately $382,950.

     o On December 6, 2004, Messrs. Cordingley, Pedigo and Stoffregen and Denise Cordingley (Bruce A. Cordingley's wife) sold an aggregate amount of 545,506 shares of Company common stock to Pedcor Financial, LLC at the price of $1.85 per share, which is an aggregate amount of approximately $1,009,186.

     o On July 7, 2004, Messrs. Cordingley, Stoffregen and Pedigo each transferred 43,190 shares (an aggregate amount of 129,570 shares) of Company stock to Pedcor Financial, LLC in exchange for 110,761 shares (an aggregate of 332,283 shares) of Pedcor Financial, LLC stock, and Pedcor Bancorp transferred 197,379 shares of Fidelity Federal Bancorp stock to Pedcor Financial, LLC in exchange for 506,181 shares of Pedcor Financial, LLC stock. The exchanges were performed on the basis of Pedcor Financial, LLC's March 31, 2004 book value of $.62 per share and Fidelity Federal Bancorp's market value of $1.59 per share.

     o On March 31, 2004, Pedcor Financial, LLC acquired 939,227 shares of Company stock at the price of $1.81 per share, which is an aggregate amount of approximately $1,700,000, pursuant to the exercise of rights issued to all of the shareholders of the Company as part of a pro rata rights offering. On May 14, 2004, Pedcor Financial, LLC exercised rights to acquire an additional 252,042 share of Company stock at the price of $1.81 per share, which is an aggregate amount of approximately $456,196, also pursuant to the rights offering.

     o On March 31, 2004, Pedcor Bancorp acquired 55,249 shares of Company stock at the price of $1.81 per share, which is an aggregate amount of $100,000, pursuant to the exercise of rights issued to all of the shareholders of the Company as part of a pro rata rights offering.

     o On March 31, 2004, Bruce A. Cordingley acquired 44,200 shares of Company stock at the price of $1.81 per share, which is an aggregate amount of approximately $80,002, pursuant to the exercise of rights issued to all of the shareholders of the Company as part of a pro rata rights offering.

     o On March 31, 2004, Phillip J. Stoffregen acquired 53,462 shares of Company stock at the price of $1.81 per share, which is an aggregate amount of approximately $96,766, pursuant to the exercise of rights issued to all of the shareholders of the Company as part of a pro rata rights offering.

     o On March 31, 2003, Pedcor Holdings, LLC (n/k/a Pedcor Financial, LLC) acquired 2,625,000 shares of Company stock at the price of $1.44 per share, which is an aggregate amount of approximately $3,780,000, pursuant to the exercise of a stock option issued in May of 2000.

     o On March 31, 2003, Pedcor Bancorp acquired 152,777 shares of Company stock at the price of $1.44 per share, which is an aggregate amount of approximately $219,999, pursuant to the exercise of previously issued stock option.

     o On January 7, 2003, Pedcor Holdings, LLC transferred a portion of a stock option, representing the right to acquire 100,000 shares of Company stock, to Gerald K. Pedigo for no consideration.

     o On January 7, 2003, Gerald K. Pedigo acquired 100,000 shares of Company stock at the price of $1.53 per share, which is an aggregate amount of approximately $153,000, pursuant to the exercise of a stock option.

Significant Corporate Events
----------------------------

Other than as described in this Disclosure Document or the documents incorporated herein by reference, there has not, during the past two years, been any negotiations, transactions or material contracts between the Company (including its subsidiaries) and any of its executive officers or Directors, or Pedcor Financial, LLC or Pedcor Bancorp concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of the Company's securities, election of the Company's Directors, or the sale or transfer of a material amount of assets of the Company.

Agreements Involving Company Stock
----------------------------------

The only agreements, arrangements, or understandings, whether or not legally enforceable, of which the Company is aware, between the Company or any executive officer, Director or person controlling the Company are as follows:

Based solely upon information set forth in a Schedule 13D filed by such person on December 20, 2004, Pedcor Financial, LLC pledged 748,110 of its shares of Company common stock to the Bank of Evansville as collateral security for its obligations. The Company is unaware of the terms of the pledge.

                       WHERE YOU CAN FIND MORE INFORMATION
                       -----------------------------------

The Company has filed a Schedule 13E-3 with the SEC regarding this transaction. In addition, the Company files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet World Wide Web site that contains reports, information statements and other information about issuers, including the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

We have not authorized anyone to give any information or make any representation about the transaction that differs from, or adds to, the information in this disclosure document or the Company documents that are publicly filed with the SEC. Therefore, if anyone gives you different or additional information, you should not rely on it.

The information contained in this disclosure document speaks only as of its date, unless the information specifically indicates that another date applies.

                       DOCUMENTS INCORPORATED BY REFERENCE
                       -----------------------------------

The SEC allows the Company to "incorporate by reference" information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document.

This document incorporates by reference the documents listed below that we have filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     Commissions Filings (File No. 000-22880)   Filing Date/Period
     Annual Report on Form 10-K                 Year ended December 31, 2003
     Quarterly Report on Form 10-Q              Quarter ended March 31, 2004
     Quarterly Report on Form 10-Q              Quarter ended June 30, 2004
     Quarterly Report on Form 10-Q              Quarter ended September 30, 2004
     Proxy Statement                            March 29, 2004
     Proxy Statement                            April 1, 2003

                                     ANNEX A
                                     -------

                   Professional Bank Services,   The 1000 Building
                   Incorporated                  6200 Dutchman's Lane, Suite 305
                                                 Louisville, Kentucky 40205
                   Atlanta, Chicago,
                   Louisville, Nashville,        502 451-6633
                   Ocala                         502 451-6755 (FAX)
                                                 800-523-4778 (WATS)
                   Consultants to the
                   Financial Industry


[LOGO OF PROFESSIONAL BANK SERVICES]

                                                          November 9, 2004

Board of Directors
Fidelity Federal Bancorp
18 North West Fourth Street
P.O. Box 1347
Evansville, Indiana 47706

To The Directorate:

You have requested a fair value appraisal of the common stock of Fidelity Federal Bancorp, Evansville, Indiana (the "Company"). The purpose and intended use of the appraisal is to determine the cash fair value of the Company's common shares relative to fractional shares created by the Company's proposed reverse stock split and going private transaction (the "Going Private Transaction"). In addition, you have requested our opinion as investment bankers as to the fairness of the cash value to be paid to the holders of those fractional shares which will be exchanged as a result of the Going Private Transaction, as well as to the remaining unaffiliated shareholders from a financial point of view. The appraisal and our opinion are based on a review of the financial condition and history of the Company, regulatory and audit reports, and other such summary information available and deemed appropriate. The date of this appraisal is as of November 9, 2004.

Professional Bank Services, Inc. ("PBS") has performed stock appraisals for numerous financial institutions located throughout the United States. Our knowledge of the financial industry evolves from an experienced staff and a history as consultants and financial advisors to the banking industry. The firm's wholly owned subsidiary, Investment Bank Services, Inc., is a registered Broker/Dealer with the Securities and Exchange Commission.

For purposes of this appraisal and our opinion, we have reviewed and analyzed the historical performance of the Company including among other things: (i) Audited consolidated financial statements for the Company for the years ending December 31, 2001, 2002 and 2003; (ii) all Forms 10-Q, 10-K and 8-K and other reports for 2003 and year to date 2004 filed by the Company with the Securities and Exchange Commission (the "SEC"); (iii) September 30, 2004 internal Company consolidated financial statements; (iv) the 2003 Strategic Plan of the Company's wholly owned subsidiary United Fidelity FSB

Fidelity Federal Bancorp
November 9, 2004
Page Two


(the "Thrift"); (v) the Thrift's 2004 budget; (vi) various most recent month end internal asset quality reports, loan production reports, cash flow and Board of Directors earnings reports and funding and interest rate sensitivity reports of the Company and the Thrift; and (vii) the historical common stock trading activity of the Company.

Financial projections have been prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this appraisal. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

We have not compiled or audited the financial statements of the Company, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made an independent evaluation of the assets of the Company.

PBS, its officers, and its staff have no present business interest in the Company. No benefits will accrue to PBS as a result of this review, other than the professional fees previously agreed to by the Company. Fees paid to PBS for the preparation of this review are neither dependent or contingent upon any transaction or upon the results of the review.

Based on the foregoing, and all other factors deemed relevant and assuming accuracy and completeness of information provided by the Company, it is our opinion as an independent appraiser, that the fair value of the common stock of the Company, as of the date of this letter, is $1.85 per common share.

In addition, based on the foregoing, and all other factors deemed relevant and assuming accuracy and completeness of information provided by the Company, it is our opinion, as investment bankers that the $1.85 per common share to be paid to Company common shareholders owning less than 30,000 Company common shares under the terms of the proposed Going Private Transaction is fair to the those shareholders as well as to the remaining unaffiliated shareholders from a financial perspective.

                                          Very truly yours,


                                          /s/ PROFESSIONAL BANK SERVICES, INC.

                                          PROFESSIONAL BANK SERVICES, INC.